PRICE COMMUNICATIONS CORPORATION

News Release	Contact:
July 18, 2007	Robert Price
212-757-5600

PRICE COMMUNICATIONS CORPORATION
TO MAKE LIQUIDATING DISTRIBUTION ON OR ABOUT AUGUST 8, 2007

PRICE COMMUNICATIONS CORPORATION TO CEASE TRADING OF ITS SHARES AND DISCONTINUE SHARE TRANSFERS AT CLOSE OF BUSINESS ON AUGUST 7, 2007

NEW YORK, July 18, 2007 - As previously disclosed, Price Communications Corporation will distribute to its shareholders, on or about August 8, 2007, all of its remaining cash and the Verizon Communications Inc. common stock it received in its transaction with Verizon Communications Inc., less approximately $28 million in cash which will be deposited in a liquidating trust and applied to or reserved for actual or contingent liabilities. The Board of Directors of Price Communications Corporation has set the close of business on August 7, 2007 as the record date for the distribution to its shareholders of all of its remaining cash and the Verizon Communications Inc. common stock, less the amount deposited in the liquidating trust, as well as the record date for distributions to its shareholders of any assets to be deposited in the liquidating trust that may at one or more later dates be distributed to the shareholders. A shareholder who sells its shares on or prior to the close of business on August 7, 2007 will not be entitled to receive these distributions.

AUGUST 7, 2007 WILL BE THE LAST DAY OF TRADING THE COMMON STOCK OF PRICE COMMUNICATIONS CORPORATION OVER THE COUNTER ON THE PINK SHEETS AND PRICE COMMUNICATIONS CORPORATION’S SHARE TRANSFER BOOKS WILL BE CLOSED AND SHARE TRANSFERS WILL BE DISCONTINUED AS OF THE CLOSE OF BUSINESS ON SUCH DATE.

On August 15, 2002, Price Communications Corporation contributed substantially all of the assets of its subsidiary, Price Communications Wireless, Inc., to a new partnership controlled by Verizon Wireless in exchange for a preferred limited partnership interest. This interest was exchanged on August 15, 2006 for the common stock of Verizon Communications Inc.

Price Communications Corporation is a New York based corporation and trades over the counter on the pink sheets (current symbol: PCMC.PK). It was formerly listed on the New York Stock Exchange with the symbol PR.